Exhibit 99.1


HNS NEWS                                                       [GRAPHIC OMITTED]
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Health and Nutrition Systems International, Inc.
3750 Investment Lane,  Suite 5
West  Palm  Beach, Fl.  33404                              FOR IMMEDIATE RELEASE
Tel (561) 863-8446  Fax (561) 863-9511                     ---------------------
www.hnsglobal.com



                HEALTH AND NUTRITION SYSTEMS INTERNATIONAL, INC.
                  RESIGNATION OF CEO AND CHAIRMAN OF THE BOARD

West Palm Beach, Fl., DECEMBER 17, 2001 - Health and Nutrition Systems International, Inc. (OTC-BB:HNNS) announced today that Steven Pomerantz has resigned as Chief Executive Officer, Chairman of the Board and Treasurer of the Company effective December 14, 2001 to pursue other opportunities. Chris Tisi, the Company's President, has been appointed to serve as Chief Executive Officer and interim Chairman of the Board.

About Health & Nutrition Systems, Int. Inc.

HNS develops and markets weight management products to over 25,000 Health, Food and Drug Store locations. The company's products can be found in Albertson's, Brooks (Maxi Drug), CVS, GNC, Duane Reade, Eckerd's, Giant Eagle, Giant Landover, H.E. Butt Grocery Co., Longs, Pharmor, Rite Aid, Target, Vitamin Shoppe, Vitamin World, Walgreens and Wakefern stores, as well as 4,000 independent health food stores, gyms and pharmacies. Additional information can be found on the company's website at www.hnsglobal.com.

All statements in this press release, other than historical facts, are forward-looking statements. These statements are based on certain assumptions and analyses made by HNS in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Since these statements involve risks and uncertainties and are subject to change at any time, the company's actual results may differ materially from the company's plans if its assumptions prove to be incorrect, or, for a variety of other reasons, including general and economic business conditions; increased competition from other weight management product suppliers; market acceptance of both company developed and third party products sold by HNS; loss of chain store accounts; product and technology changes and availability of products from third-party suppliers and those factors identified in Health & Nutrition Systems, International, Inc's Form 10-KSB for the year ended December 31, 2000 filed with the Securities and Exchange Commission.


Media/IR Contact: James Dryer, Flagler Communications Group (561)832-1066 flagcom@bellsouth.net